Exhibit 99.1

News Release

AGL Resources Reports First Quarter 2010 Earnings

-- Diluted earnings per share (EPS) of $1.73 versus $1.55 in first quarter 2009
-- Results reflect improved results in the distribution operations, retail energy operations and wholesale services segments

ATLANTA, April 27, 2010 – AGL Resources Inc. (NYSE: AGL) today reported first quarter net income of $134 million, or $1.74 per basic share ($1.73 per diluted share), compared to net income of $119 million, or $1.55 per basic (and diluted) share, reported for the same period last year.

First quarter 2010 results reflect improved earnings contributions from the distribution operations, retail energy operations and wholesale services segments.

“Our strong first-quarter results put us on track to meet our 2010 goals,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer. “We are benefiting from the earnings contributions of the Hampton Roads Crossing and Magnolia pipeline projects, and from the rate case settlement we reached in New Jersey last year.  We also experienced significantly colder weather that helped drive earnings at SouthStar, and to some extent, in parts of our utility business.  Our Sequent business continues to capitalize on market opportunities to grow its earnings base.”

“In addition to maintaining our focus on meeting our earnings targets this year, we remain focused on several key strategic initiatives, including our Georgia and Tennessee rate cases, completion of our announced sale of the AGL Networks business, and the commercial start-up of our Golden Triangle Storage project,” Somerhalder said.

Q1 2010 RESULTS BY BUSINESS SEGMENT
Distribution Operations
The distribution operations segment contributed EBIT (earnings before interest and taxes) of $136 million, compared to $130 million in the first quarter of 2009. Operating margin increased $12 million, primarily driven by higher revenues from the Hampton Roads Crossing and Magnolia pipeline projects put into service in late 2009; new rates in effect for Elizabethtown Gas as a result of the rate settlement in December 2009; higher revenues associated with increased usage at Florida City Gas during a period of significantly colder weather relative to the prior year; and higher pipeline replacement revenues in Georgia largely offset by lower operating margins at Atlanta Gas Light due to a decline in the number of average end-use customers.

Operating expenses increased $6 million relative to the prior-year period, driven mainly by higher payroll and incentive costs as well as an increase in depreciation expenses.

Retail Energy Operations
The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $74 million for the first quarter of 2010, compared to $63 million for the same period in 2009.

Operating margin increased $12 million, primarily driven by higher retail margins in Georgia due to higher average customer usage resulting from colder weather.  The retail energy operations segment recorded a required natural gas inventory valuation adjustment (lower-of-cost-or-market, or LOCOM, adjustment) of $6 million in the first quarter of 2009 as a result of declining NYMEX natural gas prices during the quarter.  A similar adjustment was not required this year in the first quarter.  Higher operating margins from the Ohio and Florida markets also contributed to the year-over-year increase.

Operating expenses were up $1 million, mainly due to increased marketing and direct selling expenses and higher bad debt expense, partially offset by lower customer care and outside services expenses.

Wholesale Services
The wholesale services segment, consisting primarily of Sequent Energy Management, contributed $43 million in EBIT in first quarter 2010, compared to $38 million reported for the first quarter of 2009.

Operating margin was flat for the first quarter of 2010 as compared to the prior-year period.  During the quarter, Sequent recorded $22 million in gains associated with the instruments used to hedge its natural gas storage and transportation positions, as compared to $32 million of similar gains in the first quarter of 2009.  The storage hedge gains resulted from declining NYMEX natural gas prices during the quarter, while the transportation hedge gains reflect the narrowing of transportation basis spreads in the period.  The $10 million year-over-year reduction in hedge gains was partially offset by a $6 million increase in commercial activity.  Sequent also recorded a required $4 million LOCOM natural gas inventory adjustment during the first quarter of 2010, as compared to an $8 million adjustment required during the first quarter of 2009.  These adjustments also were a function of declining NYMEX natural gas prices during both quarters.

Operating expenses decreased $5 million as compared to the prior-year period, mainly due to decreased incentive compensation and other expenses.

Energy Investments
The energy investments segment contributed EBIT of $3 million for the first quarter of 2010, compared to EBIT of $2 million during the prior-year period. Operating margin improved by $2 million due to increased operating revenues at AGL Networks. Operating expenses were up $1 million due to increased payroll and benefits costs.

INTEREST EXPENSE AND INCOME TAXES
Interest expense for the first quarter of 2010 was $28 million, up $3 million from the first quarter of 2009. The increase in interest expense resulted from higher average debt outstanding, primarily the result of the company’s issuance of $300 million of 10-year senior notes in August 2009.

Income taxes for the first quarter of 2010 were $82 million, up $10 million compared to the first quarter of 2009, reflecting higher consolidated earnings for the quarter relative to the prior year.

2010 EARNINGS OUTLOOK
AGL Resources continues to expect its 2010 earnings to be in the range of $2.95 to $3.05 per diluted share. This earnings expectation assumes normal weather and average volatility in natural gas prices. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2010 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST
AGL Resources will hold a conference call to discuss its first quarter 2010 results on April 27 at 4 p.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company’s Web site (www.aglresources.com), or by dialing 866/314-4865 in the United States or 617/213-8050 outside the United States. The confirmation code is 64804204. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 84965998. A replay of the call also will be available on the Investor Relations section of the company’s Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America.  As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and the information under the heading "2010 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three Months Ended
	March 31, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months

	3/31/2010	3/31/2009	Fav/(Unfav)

Operating Revenues	$1,003	$995	$8

Cost of Gas	571	589	18

Operation and Maintenance Expenses	125	125	-

Depreciation and Amortization	40	39	(1)

Taxes Other Than Income Taxes	14	12	(2)

Total Operating Expenses	750	765	15

Operating Income	253	230	23
Other Income	2	2	-

Earnings Before Interest & Taxes	255	232	23
Interest Expense, Net	28	25	(3)

Earnings Before Income Taxes	227	207	20
Income Tax Expense	82	72	(10)

Net Income	145	135	10

Less Net Income Attributable to the Noncontrolling Interest	11	16	5
Net Income Attributable to AGL Resources Inc.	$134	$119	$15

Earnings Per Common Share
Basic	$1.74	$1.55	$0.19
Diluted	$1.73	$1.55	$0.18
Weighted Average Shares Outstanding
Basic	77.2	76.7	(0.5)
Diluted	77.6	76.8	(0.8)

	AGL Resources Inc.
	EBIT Schedule
	For the Three Months Ended
	March 31, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months

	3/31/2010	3/31/2009	Fav/(Unfav)

Distribution Operations	$136	$130	$6
Retail Energy Operations	74	63	11
Wholesale Services	43	38	5
Energy Investments	3	2	1
Corporate	(1)	(1)	-
Consolidated EBIT	255	232	23
Interest Expense, Net	28	25	(3)
Income Tax Expense	82	72	(10)
Net Income	145	135	10

Less Net Income Attributable to the Noncontrolling Interest	11	16	5
Net Income Attributable to AGL Resources Inc.	$134	$119	$15

Earnings per Common Share
Basic	$1.74	$1.55	$0.19
Diluted	$1.73	$1.55	$0.18

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three Months Ended
	March 31, 2010 and 2009
	Unaudited
	(In millions)

	Three Months

	3/31/2010	3/31/2009	Fav/(Unfav)

Operating Revenues	$1,003	$995	$8
Cost of Gas	571	589	18
Operating Margin	$432	$406	$26

Contacts:         Financial
Steve Cave
Vice President - Finance
Office:  404-584-3801
Cell: 404-333-4721
scave@aglresources.com

Media
Alan Chapple
Office:404-584-4095
Cell:404-783-3011
achapple@aglresources.com